Exhibit 10.2

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of April 17, 2020 (the “Effective Date”), is made by and between SP Wind Holdings, LLC, a Delaware limited liability company (“Assignor”), and Clearway Energy Operating LLC, a Delaware limited liability company (“Assignee”). Assignor and Assignee are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Assignor is the Class A Member of CWSP Rattlesnake Holding LLC (the “Company”) and is a party to that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 24, 2019, as amended by that certain First Amendment to Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 5, 2020 (the “LLC Agreement”);

WHEREAS, Assignor owns one hundred percent (100%) of the Class A Interest (as defined in the LLC Agreement) in the Company (the “Assigned Interest”);

WHEREAS, Section 9.2 of the LLC Agreement permits, under certain circumstances and subject to certain restrictions, the Transfer (as defined below) of the Assignor’s Class A Interest in the Company;

WHEREAS, the Parties intend that simultaneous with the Transfer (as defined below) of the Assignor’s Class A Interest in the Company to Assignee, Assignee will acquire one hundred percent (100%) of the Class B Interest (as defined in the LLC Agreement) in the Company from Clearway Renew LLC and thereby will become the sole member of the Company; and

WHEREAS, Assignor wishes to sell, convey, transfer, and assign to Assignee, and Assignee wishes to purchase, accept, acquire, and assume from Assignor, the Assigned Interests, on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.1      Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, including the direct or indirect ownership of more than fifty percent (50%) of the voting securities in such Person or the power, direct or indirect, to elect or appoint a majority of the directors or managers of such Person. For purposes of this Agreement, the Company and each Downstream Company shall be considered an Affiliate of Assignee and not of Assignor.

“Agreement” has the meaning set forth in the preamble.

“Assigned Interest” has the meaning set forth in the recitals.

“Assignee” has the meaning set forth in the preamble.

“Assignment Agreement” means the Assignment and Assumption Agreement to be entered into by the Parties at the Closing, substantially in the form of Exhibit A.

“Assignor” has the meaning set forth in the preamble.

“Assignor Parent Guaranty” means the guaranty of Southern Power Company dated as of the Effective Date and attached hereto as Exhibit B.

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks that are members of the United States Federal Reserve System are authorized or obligated to be closed.

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Consents” means consents, authorizations, approvals, releases, waivers, clearances, permits, grants, franchises, concessions, licenses, exemptions or orders of, registrations, certifications, declarations or filings with, or reports or notices to, any Person, including any Governmental Entity, and any similar agreements or approvals.

“Damages” means any and all injuries, liabilities, losses, damages, judgments, fines, interest, taxes, penalties, deficiencies, costs, expenses, including the reasonable and documented fees and disbursements of counsel and experts (including attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing, in each case, excluding Non-Reimbursable Damages.

“Dispute” has the meaning set forth in Section 8.1.

“Downstream Company” means any of the Downstream Companies (as defined in the LLC Agreement), including TE Holdco (as defined in the LLC Agreement).

“Funding Date” means the Tax Equity Funding Date (as defined in the LLC Agreement).

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, legislative body, official or other instrumentality of the United States or any foreign, state, county, city or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over electric reliability or electricity, power or other markets.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Independent Appraiser” has the meaning set forth in Section 9.3.

“Laws” means, with respect to any Person, any statute, law, standard, code, principle of common law, ordinance, rule, ruling, treaty, constitution, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity applicable to such Person or any of its assets or properties.

“LLC Agreement” has the meaning set forth in the recitals.

“Non-Reimbursable Damages” has the meaning set forth in Section 7.5(c).

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or other entity (including any Governmental Entity).

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchase Price Allocation” has the meaning set forth in Section 9.3.

“Renew Letter Agreement” means the letter agreement to be entered into by Clearway Renew LLC and Assignor at or prior to the Closing in substantially the form of Exhibit C attached hereto.

“Senior Management Personnel” is defined in Section 8.1.

“Standard Liability Cap” means $[***].

“Tax” or “Taxes” means all U.S. federal, state, local, municipal, or non-U.S. income, profits, capital, gross receipts, windfall profits, occupational, severance, property, production, sales, use, license, excise, franchise, employment, unemployment insurance, social security, disability, workers’ compensation, withholding, transfer, payroll, goods and services, real and personal property, ad valorem, occupancy, stamp, transfer, value-added or minimum tax, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind whatsoever in the nature of a tax, together with any interest or any penalty, addition to tax, or additional amount imposed by any Governmental Entity; and any liability for the payment of amounts with respect to payment of a type described in the preceding clause, including as a result of being a member of an affiliated, consolidated, combined, or unitary group, as a result of succeeding to such liability as a result of merger, conversion, or asset transfer.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax and the agency (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Third Party” has the meaning set forth in Section 7.4(a).

“Third-Party Claim” has the meaning set forth in Section 7.4(b).

“Transfer” has the meaning set forth in the LLC Agreement.

“Transfer Taxes” means any and all transfer, documentary, excise, sales, use, value added, stamp, duty, registration, filing, real property transfer, recording, securities transaction or other similar Taxes and fees (including penalties and interest), if any, resulting from or arising out of or in connection with this Agreement or the transactions contemplated hereby.

Section 1.2      Rules of Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

(a)            Unless otherwise expressly indicated, any reference in this Agreement to an “Exhibit” or “Schedule” refers to an Exhibit or Schedule to this Agreement. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein are defined as set forth in this Agreement. In the event of conflict or inconsistency, this Agreement shall prevail over any Exhibit or Schedule.

(b)            Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, and the singular includes the plural, and the plural includes the singular.

(c)            The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement (including the Exhibits and Schedules to this Agreement) as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. A reference to any Party or to any party to any other agreement or document shall include such Party’s or party’s, as applicable, successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or reenactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. A reference to any agreement shall include any amendment, supplement, or modification of such agreement as in effect as of the applicable time. Any reference to “days” shall mean calendar days unless Business Days are expressly specified. Currency amounts referenced in this Agreement are in U.S. Dollars.

(d)            The division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings, are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article, as applicable, of this Agreement unless otherwise specified.

(e)            The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article II
ASSIGNMENT AND ACCEPTANCE; CLOSING

Section 2.1      Assignment. On the terms and subject to the conditions set forth in this Agreement, at the Closing, in consideration for payment by Assignee of the Purchase Price, Assignor shall (a) sell, convey, transfer, and assign to Assignee all of Assignor’s rights, title, and interest in and to the Assigned Interest and (b) delegate, transfer, assign, and novate to Assignee any and all duties, obligations, responsibilities, claims, demands, and other commitments associated with or arising in connection with the Assigned Interest.

Section 2.2      Acceptance of Assignment. Subject to the terms and conditions set forth herein, at the Closing, Assignor shall (a) purchase, accept, acquire, and assume the Assigned Interest and (b) agree to perform and be bound by all of the terms, conditions, and covenants of, and assume the duties and obligations of Assignor with respect to, the Assigned Interest.

Section 2.3      Purchase Price. The purchase price for the Assigned Interest is equal to $18,165,882 (the “Purchase Price”). Assignee shall pay the Purchase Price to Assignor at the Closing by wire transfer of immediately available funds to such account or accounts as Assignor will have notified Assignee of no later than two (2) Business Days prior to the Closing.

Section 2.4      Closing. The consummation of the transactions contemplated by this Article II (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the third (3rd) Business Day after the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived or such other date as the Parties agree in writing. All actions listed in Sections 2.5 and 2.6 will be deemed to occur simultaneously at the Closing. The Closing will be deemed to be effective as of 12:01 a.m. Central Time on the Closing Date.

Section 2.5      Deliveries by Assignor to Assignee. At the Closing, Assignor will deliver, or cause to be delivered, to Assignee the following:

(a)            a counterpart to the Assignment Agreement duly executed by an authorized representative of Assignor;

(b)            the certificate representing the Assigned Interest, duly endorsed for transfer to Assignee or accompanied by one or more membership interest powers duly endorsed for transfer to Assignee; and

(c)            either (i) a certificate in the form prescribed by Treasury Regulation Section 1.1445-2(b) or (ii) an executed IRS Form W-9.

Section 2.6      Deliveries by Assignee to Assignor. At the Closing, Assignee will deliver, or cause to be delivered, to Assignor the following:

(a)            a counterpart to the Assignment Agreement duly executed by an authorized representative of Assignee;

(b)            a counterpart to the Renew Letter Agreement duly executed by an authorized representative of Clearway Renew LLC; and

(c)            the Purchase Price.

Section 2.7      Assignor Parent Guaranty. Assignor shall cause the Assignor Parent Guaranty to be executed and delivered to Assignee on the Effective Date.

Article III
REPRESENTATIONS AND WARRANTIES OF ASSIGNOR

Assignor hereby makes the following representations and warranties to Assignee as of the date hereof and as of the Closing Date:

Section 3.1      Organization; Existence. Assignor is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware, with all requisite limited liability company power and authority required to carry on its business as it is currently being conducted. Assignor is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is required, except where failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Assignor’s ability to perform its obligations under this Agreement or the Assignment Agreement.

Section 3.2      Authorization; Enforceability. Assignor has full limited liability company power and authority to enter into this Agreement and the Assignment Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Assignor of this Agreement and the Assignment Agreement and the consummation by Assignor of the transactions contemplated hereby and thereby have been (or, at the Closing, will be) duly authorized by all necessary limited liability company action on the part of Assignor. This Agreement and the Assignment Agreement (a) have been (or, at the Closing, will be) duly and validly executed and delivered by Assignor and (b) assuming the due execution and delivery of this Agreement and the Assignment Agreement by Assignee, constitute (or, at the Closing, will constitute) valid and legally binding obligations of Assignor, enforceable against Assignor in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles. No other limited liability company action is required on the part of Assignor to authorize or approve this Agreement or the Assignment Agreement, the performance by Assignor of its obligations hereunder or thereunder or the consummation by Assignor of the transactions contemplated hereby or thereby.

Section 3.3      No Conflicts. The execution, delivery and performance by Assignor of this Agreement and the Assignment Agreement do not, and the consummation by Assignor of the transactions contemplated hereby and thereby will not, (a) contravene or violate any provision of the organizational documents of Assignor or the LLC Agreement; (b) conflict with or result in a violation or breach of any term or provision of any Law applicable to Assignor; or (c) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or give any Person the right to terminate or modify, any agreement to which Assignor is a party.

Section 3.4      Consents. Except as set forth in Schedule 3.4, no Consent of or with any Person, including any Governmental Entity, is required to be made or obtained by Assignor for or in connection with the execution, delivery and performance by Assignor of this Agreement and the Assignment Agreement or the consummation by Assignor of the transactions contemplated hereby or thereby.

Section 3.5      Brokers. Assignor has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Assignment Agreement for which Assignee or any of its Affiliates could become liable or obliged.

Section 3.6      Title to Assigned Interest. Assignor owns, and has good and valid title to, the Assigned Interest, free and clear of all liens and other encumbrances other than (a) restrictions on transfer imposed by applicable securities Laws, (b) restrictions on transfer set forth in the LLC Agreement or the organizational documents of Assignee or any Affiliate of Assignee, (c) liens or other encumbrances under any Tax Equity Documents (as defined in the LLC Agreement) or Financing Documents (as defined in the LLC Agreement), and (d) liens or other encumbrances created by or resulting from the acts or omissions of Assignee or any of its Affiliates.

Section 3.7      No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, Assignor expressly disclaims, and Assignee is not relying on, any representations or warranties of any kind, oral or written, express or implied, relating to Assignor, the Company, the Assigned Interest, or the transactions contemplated hereby.

Article IV
REPRESENTATIONS AND WARRANTIES OF ASSIGNEE

Assignee hereby makes the following representations and warranties to Assignor as of the date hereof and as of the Closing Date:

Section 4.1      Organization; Existence. Assignee is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware, with all requisite limited liability company power and authority required to carry on its business as it is currently being conducted. Assignee is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is required, except where failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Assignee’s ability to perform its obligations under this Agreement or the Assignment Agreement.

Section 4.2      Authorization; Enforceability. Assignee has full limited liability company power and authority to enter into this Agreement and the Assignment Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Assignee of this Agreement and the Assignment Agreement and the consummation by Assignee of the transactions contemplated hereby and thereby have been (or, at the Closing, will be) duly authorized by all necessary limited liability company action on the part of Assignee. This Agreement and the Assignment Agreement (a) have been (or, at the Closing, will be) duly and validly executed and delivered by Assignee and (b) assuming the due execution and delivery of this Agreement and the Assignment Agreement by Assignor, constitute (or, at the Closing, will constitute) valid and legally binding obligations of Assignee, enforceable against Assignee in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles. No other limited liability company action is required on the part of Assignee to authorize or approve this Agreement or the Assignment Agreement, the performance of its obligations hereunder or thereunder or the consummation by Assignee of the transactions contemplated hereby or thereby.

Section 4.3      No Conflicts. The execution, delivery and performance by Assignee of this Agreement and the Assignment Agreement do not, and the consummation by Assignee of the transactions contemplated hereby and thereby will not, (a) contravene or violate any provision of the organizational documents of Assignee; (b) conflict with or result in a violation or breach of any term or provision of any Law applicable to Assignee; or (c) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or give any person the right to terminate or modify, any agreement to which Assignee or any Affiliate of Assignee is a party or by which Assignee or any such Affiliate is bound.

Section 4.4      Consents. Except as set forth in Schedule 4.4, no Consent of or with any Person, including any Governmental Entity, is required to be made or obtained by Assignee for or in connection with the execution, delivery and performance by Assignee of this Agreement and the Assignment Agreement or the consummation by Assignee of the transactions contemplated hereby or thereby.

Section 4.5      Brokers. Assignee has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Assignment Agreement for which Assignor or any of its Affiliates could become liable or obliged.

Section 4.6      Securities Laws. Assignee is acquiring the Assigned Interest for its own account and not as a nominee or agent. Assignee understands that the Assigned Interest has not been, and will not be, registered under any securities Laws and is being acquired in a transaction not involving a public offering. Assignee understands that no public market now exists for the Assigned Interest and that neither Assignor nor any Affiliate of Assignor has made any assurances that a public market will ever exist for the Assigned Interest. Assignee is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of the U.S. Securities Act of 1933 and is able to bear the economic risk of losing its entire investment in the Assigned Interest.

Section 4.7      Independent Investigation. Assignee has such sophistication, knowledge, and experience in financial and business matters that it is capable of evaluating the merits, risks, and suitability of entering into this Agreement and the Assignment Agreement and consummating the transactions contemplated hereby and thereby. Assignee has conducted its own independent investigation, review and analysis of the Assigned Interest and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Assignor and the Company for such purpose. Assignee acknowledges and agrees that (a) in making its decision to enter into this Agreement and the Assignment Agreement and to consummate the transactions contemplated hereby and thereby, Assignee has relied solely upon its own investigation and the express representations and warranties set forth in Article III; (b) neither Assignor nor any other Person has made (and Assignee is not relying on) any representation or warranty as to Assignor, the Company, the Assigned Interest, this Agreement, the Assignment Agreement, or the transactions contemplated hereby or thereby, except as expressly set forth in Article III; and (c) except for the representations and warranties expressly set forth in Article III, the Assigned Interest is being acquired “as-is, where-as” at the Closing. Neither Assignor nor any other Person is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Assigned Interest or the Company.

Article V
COVENANTS

Section 5.1      Confidentiality; Public Announcements. This Agreement is confidential, and neither Party shall disclose the terms and conditions of this Agreement to any other Person (other than such Party’s Affiliates and its and their respective officers, directors, employees, representatives, agents, and advisors) or issue, or permit any of its Affiliates to issue, any press release or otherwise make any public statements or announcements regarding this Agreement or the transactions contemplated by this Agreement without the prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) of the other Party, except as otherwise determined to be necessary or appropriate to comply with applicable Law or any rules or regulations of any supervisory, regulatory or other Governmental Entity having jurisdiction over it or any of its Affiliates (including the Securities and Exchange Commission and the New York Stock Exchange), in which case the Party required to make such disclosure or issue such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such disclosure, press release or public announcement in advance thereof. Notwithstanding the foregoing, nothing contained in this Agreement shall limit either Party’s (or either Party’s respective Affiliates’) rights to disclose the existence of this Agreement and the general nature of the transactions described herein on any earnings call or in similar discussions with financial media or analysts, stockholders and other members of the investment community.

Section 5.2      Transfer Taxes. Assignee shall bear and pay all Transfer Taxes, if any. Assignee shall, at its sole expense, prepare and file all tax returns and other documentation necessary with respect to all such Transfer Taxes.

Section 5.3      Further Assurances. Each Party will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary to consummate, as promptly as practicable, the transactions contemplated hereby, including making or obtaining any required Consents; provided, however, that no Party shall be required to make any substantial payment or incur any material economic burden not contemplated by this Agreement. The Parties will (a) execute and deliver to each other such other documents and (b) do such other acts and things, in each case of clauses (a) and (b), as a Party may reasonably request for the purpose of carrying out the intent of this Agreement.

Section 5.4      Expenses. Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs or expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

Article VI
CONDITIONS TO CLOSING; TERMINATION

Section 6.1      Conditions to Obligations of Each Party. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by such Party) of each of the following conditions at or prior to the Closing:

(a)            The Funding Date shall have occurred.

(b)            Simultaneously with the Closing, Clearway Renew LLC is selling all of its membership interests in the Company to Assignee.

Section 6.2      Conditions to Obligation of Assignee. The obligation of Assignee to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent Assignee waives such fulfillment in writing:

(a)            The representations and warranties of Assignor contained in Article III shall be true and correct in all material respects as of the Closing Date.

(b)            Assignor shall have performed and complied with, in all material respects, all covenants of Assignor required by this Agreement to be performed or complied with by Assignor at or before the Closing Date.

(c)            Assignor shall have delivered to Assignee such documents and deliveries as are set forth in Section 2.5.

Section 6.3      Conditions to Obligation of Assignor. The obligation of Assignor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent Assignor waives such fulfillment in writing:

(a)            The representations and warranties of Assignee contained in Article IV shall be true and correct in all material respects as of the Closing Date.

(b)            Assignee shall have performed and complied with, in all material respects, all covenants of Assignee required by this Agreement to be performed or complied with by Assignee at or before the Closing Date.

(c)            Assignee shall have delivered to Assignor such documents and deliveries as are set forth in Section 2.6.

Section 6.4      Termination. If the Closing has not occurred on or prior to [***], then either Party may terminate this Agreement by providing written notice to the other Party; provided, that a Party shall not have the right to terminate this Agreement if the failure of the Closing to occur is the result of a material breach by such Party of its obligations hereunder. If this Agreement is terminated pursuant to this Section 6.4, this Agreement shall become void and of no further force or effect, and neither Party shall have any liability or obligation to the other Party in connection with this Agreement or such termination.

Article VII
INDEMNIFICATION

Section 7.1      Survival. All representations and warranties in this Agreement will survive the Closing for [***], all covenants and agreements in this Agreement to be performed on or prior to the Closing will survive the Closing [***], and all covenants and agreements in this Agreement to be performed after the Closing will survive the Closing until fully performed in accordance with their terms. Assignor shall have liability under Section 7.2 only if Assignee provides a Claim Notice to Assignor in accordance with Section 7.4(a) on or before the last day of the applicable survival period set forth in the immediately preceding sentence, and Assignee shall have liability under Section 7.3 only if Assignor provides a Claim Notice to Assignee in accordance with Section 7.4(a) on or before the last day of the applicable survival period set forth in the immediately preceding sentence. For the avoidance of doubt, no claim may be brought after the end of the applicable survival period set forth in the first sentence of this Section 7.1.

Section 7.2      Indemnification by Assignor. Subject to the other provisions of this Article VII, from and after the Closing Date, Assignor hereby agrees to indemnify Assignee, and to hold it harmless, from and against any and all Damages suffered, paid, or incurred by Assignee on account of, arising from, or in connection with:

(a)            any inaccuracy or breach of any of the representations and warranties made by Assignor in this Agreement; and

(b)            any breach by Assignor of any of its covenants or agreements contained in this Agreement.

Section 7.3      Indemnification by Assignee. Subject to the other provisions of this Article VII, from and after the Closing Date, Assignee hereby agrees to indemnify Assignor, and to hold it harmless, from and against any and all Damages suffered, paid, or incurred by Assignor on account of, arising from, or in connection with:

(a)            any inaccuracy or breach of any of the representations and warranties made by Assignee in this Agreement; and

(b)            any breach by Assignee of any of its covenants or agreements contained in this Agreement.

Section 7.4      Indemnification Procedures.

(a)            If Assignor or Assignee (each, an “Indemnified Party”) believes that a claim or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article VII (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Party shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the Party from which indemnification is sought (the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim brought by a Person other than a Party or an Affiliate of a Party (a “Third Party”), promptly following receipt of notice of such claim by such Indemnified Party or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a claim brought by a Third Party, promptly after the discovery by such Indemnified Party of the circumstances giving rise to such claim for indemnity. Each Claim Notice shall describe the claim in reasonable detail. The failure by the Indemnified Party to so notify, or any delay by the Indemnified Party in notifying, the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except and only to the extent that the rights of the Indemnifying Party are materially prejudiced by such failure to give, or delay in giving, such notice.

(b)            If any claim by an Indemnified Party under this Article VII relates to a claim filed or made against an Indemnified Party by a Third Party (a “Third-Party Claim”), the Indemnifying Party may elect at any time to negotiate a settlement or compromise of such Third-Party Claim or to defend such Third-Party Claim, in each case, at its sole cost and expense and with its own counsel, if the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense; provided, however, that the Indemnifying Party shall not have the right to negotiate a settlement or compromise of such Third-Party Claim or to defend such Third-Party Claim, notwithstanding the giving of such written acknowledgment, if (i) such claim seeks an injunction or other equitable relief, (ii) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to it that are different from or in addition to those available to the Indemnifying Party, and in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party, (iii) in the reasonable opinion of the Indemnified Party, the Indemnifying Party does not have the financial wherewithal to pay for such defense (provided, that prior to the Indemnified Party taking any action pursuant to this clause (iii), the Indemnifying Party shall have a reasonable opportunity to demonstrate to the Indemnified Party that the Indemnifying Party does have the financial wherewithal to pay for such defense), (iv) such Third-Party Claim involves, or could reasonably be expected to have a material effect on, any material matter or obligation of or relating to the Indemnified Party that is beyond the scope of the indemnification obligation of the Indemnifying Party pursuant to this Agreement, or (v) such Third-Party Claim could reasonably be expected to result in the Indemnified Party being obligated to pay Damages in excess of the amounts for which the Indemnifying Party could be liable to indemnify the Indemnified Party hereunder. In the event the Indemnifying Party does not have the right to negotiate a settlement or compromise of such Third-Party Claim or to defend such Third-Party Claim, the Indemnified Party may control such negotiation or defense, using a single counsel (in addition to local counsel) reasonably satisfactory to the Indemnifying Party, at the Indemnifying Party’s sole cost and expense, it being understood that counsels retained by the Parties in connection with the negotiation of this Agreement are deemed reasonably satisfactory.

(c)            Notwithstanding anything to the contrary contained herein, except with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall settle or compromise any Third-Party Claim or permit a default judgment or consent to an entry of judgment thereof unless such settlement, compromise or judgment (i) relates solely to money damages, (ii) provides for a full, unconditional and irrevocable release of the Indemnified Party with respect to the claim(s) being settled, and (iii) does not contain any admission or finding of wrongdoing on behalf of the Indemnified Party. Notwithstanding anything to the contrary contained herein, if, within fifteen (15) Business Days after receipt from an Indemnified Party of any Claim Notice with respect to a Third-Party Claim, the Indemnifying Party does not elect to defend such Third-Party Claim or if the Indemnifying Party does not have the right to defend such claim pursuant to Section 7.4(b), such Indemnified Party may, at its option, control the defense of such claim or negotiate a settlement or compromise of such claim, at the Indemnifying Party’s sole cost and expense; provided, that the Indemnifying Party may, at its sole cost and expense, participate in such defense or negotiation, and any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party is not able to or elects not to defend, settle or compromise such Third-Party Claim, all of the Indemnified Party’s reasonable and documented out-of-pocket costs and expenses arising out of the defense, settlement or compromise of any such claim shall be Damages subject to indemnification hereunder, but only to the extent expressly provided herein. The Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Third-Party Claim. The Party in charge of the defense shall keep the other Party fully apprised at all times as to the status of the defense or any settlement or compromise negotiations with respect thereto. If the Indemnifying Party is entitled, and elects, to defend any such claim, then the Indemnified Party shall be entitled to participate in such defense with separate counsel, at such Indemnified Party’s sole cost and expense.

Section 7.5      Limitations of Liability. Notwithstanding anything to the contrary contained herein:

(a)            The aggregate liability of Assignor with respect to Damages for claims under Section 7.2 shall not exceed the Standard Liability Cap; provided, that the Standard Liability Cap shall not apply to Damages resulting from, arising out of or relating to any willful or fraudulent breach of any representation or warranty made by Assignor in this Agreement.

(b)            The aggregate liability of Assignee with respect to Damages for claims under Section 7.3(a) shall not exceed the Standard Liability Cap; provided, that the Standard Liability Cap shall not apply to Damages resulting from, arising out of or relating to any willful or fraudulent breach of any representation or warranty made by Assignee in this Agreement.

(c)            nO Party (OR ITS AFFILIATES) shall have any liability to the other Party, ITS AFFILIATES, or any other Person for any of the FOLLOWING DAMAGES (“NON-REIMBURSABLE DAMAGES”): consequential, indirect, punitive, or special damages OR LOSS OF PROFITS, REVENUES, OR OPPORTUNITY, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, undER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO this Agreement, the assignment agreement or the transactions contemplated hereby or thereby, EXCEPT TO THE EXTENT SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.

Section 7.6      Exclusive Remedy. From and after the Closing Date, the Parties acknowledge and agree that the indemnification provisions of this Article VII shall be the sole and exclusive remedy of each Party for any breach of or inaccuracy in any representation or warranty contained in this Agreement or any breach of any covenant or agreement contained in this Agreement or for any other claim or cause of action relating to the Company, this Agreement, the Assignment Agreement or the transactions contemplated hereby or thereby, except for claims for specific performance or other non-monetary relief pursuant to Section 8.5 and claims under the Renew Letter Agreement. In furtherance of the foregoing, other than arising under the indemnification provisions of this Article VII or under the Renew Letter Agreement, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of its Affiliates may have against the other Party hereunder or under applicable Law with respect to the matters described in this Article VII or with respect to the Company, this Agreement, the Assignment Agreement or the transactions contemplated hereby or thereby.

Article VIII
DISPUTE RESOLUTION; GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE

Section 8.1      Dispute Resolution. In the event that any question, dispute, difference or claim arises out of or in connection with this Agreement, including any question regarding its existence, validity, performance or termination (a “Dispute”), which either Party has given written notice of to the other, and which has not been resolved within ten (10) days of such written notice, Senior Management Personnel from both Parties shall meet and diligently attempt in good faith to resolve the Dispute for a period of ten (10) days. If, however, either Party refuses or fails to so meet, or the Dispute is not resolved by such negotiation, then either Party may pursue all its rights and remedies provided at law or equity or otherwise in this Agreement. The “Senior Management Personnel” are as follows: for Assignee, Evan Speece or such other individual as Assignee may designate by notice to Assignor, and for Assignor, Robert A. Schaffeld III or such other individual as Assignor may designate by notice to Assignee.

Section 8.2      Governing Law. THIS AGREEMENT, AND ANY DISPUTE, CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 8.3      Consent to Jurisdiction. For all purposes of this Agreement, and for all purposes of any action arising out of or relating to the transactions contemplated hereby or for recognition or enforcement of any judgment, each Party submits to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States sitting in New York County, and hereby irrevocably and unconditionally agrees that any such action may be heard and determined in such New York court or, to the extent permitted by Law, in such federal court. Each Party agrees that a final judgment in any such action may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any action relating to this Agreement against the other Party or its properties in the courts of any jurisdiction. Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so: (a) any objection which it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement or any related matter in any New York state or federal court located in New York County, and (b) the defense of an inconvenient forum to the maintenance of such action in any such court. Each Party irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 10.03. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 8.4      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.5      Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court described in Section 8.3, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby further waive (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Article IX
tax matters

Section 9.1      Tax Treatment of Purchase and Sale. The Parties shall treat the sale of the Assigned Interest as a sale by Assignor to Assignee of the Assigned Interest and the purchase by Assignee of Assignor’s share of the assets of the Company and an assumption by Assignee of Assignor’s share of the liabilities of the Company for U.S. federal income Tax purposes as described in Revenue Ruling 99-6 (Situation 2). Except as may otherwise be required by applicable Law, for purposes of any state Transfer Taxes, the Parties shall treat the transactions contemplated by this Agreement as a sale of limited liability company membership interests in the Company. Each Party and its Affiliates shall report the transactions consistently with the intent of this Section 9.1 for all Tax reporting purposes, except as otherwise required by applicable Law.

Section 9.2      Tax Treatment of Certain Post-Closing Payments. Except as otherwise required by applicable Law, Assignor and Assignee shall treat any and all payments under Article VII as an adjustment to the Purchase Price for all Tax purposes.

Section 9.3      Allocation of Purchase Price. No later than ninety (90) days after the Closing, Assignee shall provide to Assignor an allocation of the Purchase Price, plus any liabilities of the Company deemed assumed by Assignee for U.S. federal income tax purposes (in each case to the extent treated as consideration for U.S. federal income tax purposes) among the Company’s assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”). The Purchase Price Allocation shall be conclusive and shall be binding on Assignee, the Company, and Assignor unless Assignor objects in writing within thirty (30) days of receipt of such allocation. In the event that Assignor objects in writing within thirty (30) days, Assignee and Assignor shall negotiate in good faith to resolve the dispute. If Assignee and Assignor fail to agree on such allocation within thirty (30) days following Assignor’s written objection, such allocation shall be determined, within a reasonable time, by an independent, nationally recognized accounting firm mutually agreed upon by Assignor and Assignee (the “Independent Appraiser”) to determine the resolution of solely those items in dispute. Assignor, on the one hand, and Assignee, on the other hand, shall each bear and pay one-half of the fees and other costs charged by the Independent Appraiser. The Purchase Price Allocation as finally determined pursuant to this Section 9.3, shall be binding upon the Company, Assignee and Assignor. The Assignee agrees to file Internal Revenue Service Form 8594, if applicable, and Company, Assignee and Assignor agree to file all federal, state, local, and foreign Tax returns in accordance with such agreed allocation (giving effect to mutually agreed upon adjustments as a result of adjustments to the Purchase Price). Except as otherwise required by applicable Law, no Party or any of its respective Affiliates (including the Company) shall take a Tax position that is inconsistent with the Purchase Price Allocation; provided, however, that nothing in this Section 9.3 shall prevent Assignee or Assignor, or any of their respective Affiliates, from settling, or require any of them to litigate, any challenge, proposed deficiency, adjustment, or other similar proceeding by any Taxing Authority with respect to the Purchase Price Allocation. The Company, Assignee, and Assignor agree to provide the other promptly with any other information reasonably required to complete such Form 8594. The Assignee shall notify Assignor and Assignor shall provide Assignee with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

Article X
MISCELLANEOUS

Section 10.1      Amendments. This Agreement may be amended, modified, or supplemented only by written agreement of the Parties and Clearway Renew LLC. The Parties hereby agree that Clearway Renew LLC is a third-party beneficiary of this Section 10.1.

Section 10.2      Waivers and Consents. Except as otherwise provided in this Agreement, any failure of the Parties to comply with any obligation, covenant, agreement, or condition herein may be waived by the Person entitled to the benefits thereof only by a written instrument signed by each Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.3      Notices. All notices permitted or required to be given under this Agreement shall be in writing and shall be deemed duly given when (a) delivered by overnight courier, with confirmation of delivery, (b) delivered by personal delivery, or (c) sent by email, where the written notice is printed on a Party’s letterhead, signed in ink by an authorized representative, scanned into a .pdf file format, and then sent to the recipient Party’s email address as indicated below, and such recipient Party has confirmed its receipt by return email or phone call. The Parties’ addresses for notices are set forth below (and may be changed by written notice given in accordance with this provision to the other Party):

If to Assignor, to:

SP Wind Holdings, LLC

c/o Southern Power Company

3535 Colonnade Parkway, BIN S-857-EC

Birmingham, AL 35243

Attn: Mike Morrow; Matt Madison

If to Assignee, to:

Clearway Energy Operating LLC

300 Carnegie Center, Suite 300

Princeton, NJ 08540

Attention: Kevin Malcarney, General Counsel

Email: Kevin.Malcarney@clearwayenergy.com

With a copy to:

Crowell & Moring LLP

1001 Pennsylvania Avenue NW

Washington, D.C. 20004

Attention: Patrick W. Lynch

Email: plynch@crowell.com

Section 10.4      Assignment; Binding Effect. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Party.

Section 10.5      No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement is not intended to imply or confer in or on behalf of any Person not a Party (and their successors and permitted assigns) any rights, benefits, causes of action, or remedies with respect to the subject matter or any provision hereof, except as set forth in Section 10.1.

Section 10.6      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the Parties will negotiate an equitable adjustment in the provisions of this Agreement with view toward effecting the purpose of this Agreement.

Section 10.7      Entire Agreement. This Agreement will be a valid and binding agreement of the Parties only if and when it is fully executed and delivered by each Party and until such execution and delivery no legal obligation will be created by virtue hereof. This Agreement, together with the Assignment Agreement, embodies the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the matters contemplated hereby. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement, or undertaking of the Parties with respect to the transactions contemplated hereby other than those expressly set forth herein or in the Assignment Agreement.

Section 10.8      Counterparts and Electronic Execution. This Agreement, and any certificates and instruments delivered hereunder or in accordance herewith, may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.9      Relationship of Parties. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall create or constitute a partnership, trust, limited liability company, corporate, or any other form of business organization or arrangement between the Parties.

Section 10.10      Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or other representative of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or the Assignment Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby or thereby.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

ASSIGNOR:

SP WIND HOLDINGS, LLC

By:	/s/ Elliott L. Spencer
Name:
Title:

ASSIGNEE:

CLEARWAY ENERGY OPERATING LLC

By:	/s/ Christopher S. Sotos
Name:
Title: